UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

CVENT, INC.
(Name of Issuer)

COMMON STOCK, $0.001 PAR VALUE PER SHARE
(Title of Class of Securities)

23247G109
(CUSIP Number)

December 31, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

    [   ]  Rule 13d-1(b)
    [   ]  Rule 13d-1(c)
    [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23247G109
1			Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only): Insight Venture Partners VII, L.P.
2	Check the Appropriate Box if a Member of a Group (See Instructions)		(a) ☐
(b) ☒
3			SEC USE ONLY
4			Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power:	5,705,024*
	6	Shared Voting Power:	0
	7	Sole Dispositive Power:	5,705,024*
	8	Shared Dispositive Power:	0

9			Aggregate Amount Beneficially Owned by Each Reporting Person: 5,705,024*
10			Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11			Percent of Class Represented by Amount in Row (9): 14.2%*
12			Type of Reporting Person (See Instructions): PN

* Beneficial ownership percentage is based upon 40,206,768 shares of common stock, $0.001 par value per share (“Common Stock”), of Cvent, Inc., a Delaware corporation (the “Company”), outstanding as of November 8, 2013, based on information reported by the Company in its Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 12, 2013.  Insight Holdings Group, LLC (“Insight Holdings”) is the sole shareholder of Insight Venture Associates VII, Ltd. (“IVA Ltd”), which in turn is the general partner of Insight Venture Associates VII, L.P. (“IVP LP”), which in turn is the general partner of each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and Insight Venture Partners (Delaware) VII, L.P. (collectively, the “Insight VII Funds”).  The amount of shares listed as owned by each of the Insight Funds may be deemed to be beneficially owned by Insight Holdings, IVA Ltd. and IVP LP.  The foregoing is not an admission by IVP LP, IVA Ltd, or Insight Holdings that it (i) is the beneficial owner of the shares held by the Insight VII Funds, or (ii) has a pecuniary interest in the shares held by the Insight VII Funds except to the extent of its economic interest in such shares.

CUSIP No. 23247G109
1			Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only): Insight Venture Partners (Cayman) VII, L.P.
2	Check the Appropriate Box if a Member of a Group (See Instructions)		(a) ☐
(b) ☒
3			SEC USE ONLY
4			Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power:	2,511,472*
	6	Shared Voting Power:	0
	7	Sole Dispositive Power:	2,511,472*
	8	Shared Dispositive Power:	0

9			Aggregate Amount Beneficially Owned by Each Reporting Person: 2,511,472*
10			Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11			Percent of Class Represented by Amount in Row (9): 6.2%*
12			Type of Reporting Person (See Instructions): PN

* Beneficial ownership percentage is based upon 40,206,768 shares of common stock, $0.001 par value per share (“Common Stock”), of Cvent, Inc., a Delaware corporation (the “Company”), outstanding as of November 8, 2013, based on information reported by the Company in its Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 12, 2013.  Insight Holdings Group, LLC (“Insight Holdings”) is the sole shareholder of Insight Venture Associates VII, Ltd. (“IVA Ltd”), which in turn is the general partner of Insight Venture Associates VII, L.P. (“IVP LP”), which in turn is the general partner of each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and Insight Venture Partners (Delaware) VII, L.P. (collectively, the “Insight VII Funds”).  The amount of shares listed as owned by each of the Insight Funds may be deemed to be beneficially owned by Insight Holdings, IVA Ltd. and IVP LP.  The foregoing is not an admission by IVP LP, IVA Ltd, or Insight Holdings that it (i) is the beneficial owner of the shares held by the Insight VII Funds, or (ii) has a pecuniary interest in the shares held by the Insight VII Funds except to the extent of its economic interest in such shares.

CUSIP No. 23247G109
1			Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only): Insight Venture Partners VII (Co-Investors), L.P.
2	Check the Appropriate Box if a Member of a Group (See Instructions)		(a) ☐
(b) ☒
3			SEC USE ONLY
4			Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power:	132,047*
	6	Shared Voting Power:	0
	7	Sole Dispositive Power:	132,047*
	8	Shared Dispositive Power:	0

9			Aggregate Amount Beneficially Owned by Each Reporting Person: 132,047*
10			Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11			Percent of Class Represented by Amount in Row (9): 0.3%*
12			Type of Reporting Person (See Instructions): PN

* Beneficial ownership percentage is based upon 40,206,768 shares of common stock, $0.001 par value per share (“Common Stock”), of Cvent, Inc., a Delaware corporation (the “Company”), outstanding as of November 8, 2013, based on information reported by the Company in its Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 12, 2013. Insight Holdings Group, LLC (“Insight Holdings”) is the sole shareholder of Insight Venture Associates VII, Ltd. (“IVA Ltd”), which in turn is the general partner of Insight Venture Associates VII, L.P. (“IVP LP”), which in turn is the general partner of each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and Insight Venture Partners (Delaware) VII, L.P. (collectively, the “Insight VII Funds”). The amount of shares listed as owned by each of the Insight Funds may be deemed to be beneficially owned by Insight Holdings, IVA Ltd. and IVP LP. The foregoing is not an admission by IVP LP, IVA Ltd, or Insight Holdings that it (i) is the beneficial owner of the shares held by the Insight VII Funds, or (ii) has a pecuniary interest in the shares held by the Insight VII Funds except to the extent of its economic interest in such shares.

CUSIP No. 23247G109
1			Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only): Insight Venture Partners (Delaware) VII, L.P.
2	Check the Appropriate Box if a Member of a Group (See Instructions)		(a) ☐
(b) ☒
3			SEC USE ONLY
4			Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power:	360,860*
	6	Shared Voting Power:	0
	7	Sole Dispositive Power:	360,860*
	8	Shared Dispositive Power:	0

9			Aggregate Amount Beneficially Owned by Each Reporting Person: 360,860*
10			Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11			Percent of Class Represented by Amount in Row (9): 0.9%*
12			Type of Reporting Person (See Instructions): PN

* Beneficial ownership percentage is based upon 40,206,768 shares of common stock, $0.001 par value per share (“Common Stock”), of Cvent, Inc., a Delaware corporation (the “Company”), outstanding as of November 8, 2013, based on information reported by the Company in its Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 12, 2013.  Insight Holdings Group, LLC (“Insight Holdings”) is the sole shareholder of Insight Venture Associates VII, Ltd. (“IVA Ltd”), which in turn is the general partner of Insight Venture Associates VII, L.P. (“IVP LP”), which in turn is the general partner of each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and Insight Venture Partners (Delaware) VII, L.P. (collectively, the “Insight VII Funds”).  The amount of shares listed as owned by each of the Insight Funds may be deemed to be beneficially owned by Insight Holdings, IVA Ltd. and IVP LP.  The foregoing is not an admission by IVP LP, IVA Ltd, or Insight Holdings that it (i) is the beneficial owner of the shares held by the Insight VII Funds, or (ii) has a pecuniary interest in the shares held by the Insight VII Funds except to the extent of its economic interest in such shares.

CUSIP No. 23247G109
1			Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only): Insight Venture Associates VII, L.P.
2	Check the Appropriate Box if a Member of a Group (See Instructions)		(a) ☐
(b) ☒
3			SEC USE ONLY
4			Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power:	0
	6	Shared Voting Power:	8,709,403*
	7	Sole Dispositive Power:	0
	8	Shared Dispositive Power:	8,709,403*

9			Aggregate Amount Beneficially Owned by Each Reporting Person: 8,709,403*
10			Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11			Percent of Class Represented by Amount in Row (9): 21.7%*
12			Type of Reporting Person (See Instructions): PN

* Beneficial ownership percentage is based upon 40,206,768 shares of common stock, $0.001 par value per share (“Common Stock”), of Cvent, Inc., a Delaware corporation (the “Company”), outstanding as of November 8, 2013, based on information reported by the Company in its Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 12, 2013.  Insight Holdings Group, LLC (“Insight Holdings”) is the sole shareholder of Insight Venture Associates VII, Ltd. (“IVA Ltd”), which in turn is the general partner of Insight Venture Associates VII, L.P. (“IVP LP”), which in turn is the general partner of each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and Insight Venture Partners (Delaware) VII, L.P. (collectively, the “Insight VII Funds”).  The amount of shares listed as owned by each of the Insight Funds may be deemed to be beneficially owned by Insight Holdings, IVA Ltd. and IVP LP.  The foregoing is not an admission by IVP LP, IVA Ltd, or Insight Holdings that it (i) is the beneficial owner of the shares held by the Insight VII Funds, or (ii) has a pecuniary interest in the shares held by the Insight VII Funds except to the extent of its economic interest in such shares.

CUSIP No. 23247G109
1			Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only): Insight Venture Associates VII, Ltd.
2	Check the Appropriate Box if a Member of a Group (See Instructions)		(a) ☐
(b) ☒
3			SEC USE ONLY
4			Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power:	0
	6	Shared Voting Power:	8,709,403*
	7	Sole Dispositive Power:	0
	8	Shared Dispositive Power:	8,709,403*

9			Aggregate Amount Beneficially Owned by Each Reporting Person: 8,709,403*
10			Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11			Percent of Class Represented by Amount in Row (9): 21.7%*
12			Type of Reporting Person (See Instructions): CO

* Beneficial ownership percentage is based upon 40,206,768 shares of common stock, $0.001 par value per share (“Common Stock”), of Cvent, Inc., a Delaware corporation (the “Company”), outstanding as of November 8, 2013, based on information reported by the Company in its Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 12, 2013. Insight Holdings Group, LLC (“Insight Holdings”) is the sole shareholder of Insight Venture Associates VII, Ltd. (“IVA Ltd”), which in turn is the general partner of Insight Venture Associates VII, L.P. (“IVP LP”), which in turn is the general partner of each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and Insight Venture Partners (Delaware) VII, L.P. (collectively, the “Insight VII Funds”). The amount of shares listed as owned by each of the Insight Funds may be deemed to be beneficially owned by Insight Holdings, IVA Ltd. and IVP LP. The foregoing is not an admission by IVP LP, IVA Ltd, or Insight Holdings that it (i) is the beneficial owner of the shares held by the Insight VII Funds, or (ii) has a pecuniary interest in the shares held by the Insight VII Funds except to the extent of its economic interest in such shares.

CUSIP No. 23247G109
1			Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only): Insight Holdings Group, LLC
2	Check the Appropriate Box if a Member of a Group (See Instructions)		(a) ☐
(b) ☒
3			SEC USE ONLY
4			Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power:	0
	6	Shared Voting Power:	8,709,403*
	7	Sole Dispositive Power:	0
	8	Shared Dispositive Power:	8,709,403*

9			Aggregate Amount Beneficially Owned by Each Reporting Person: 8,709,403*
10			Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11			Percent of Class Represented by Amount in Row (9): 21.7%*
12			Type of Reporting Person (See Instructions): OO

* Beneficial ownership percentage is based upon 40,206,768 shares of common stock, $0.001 par value per share (“Common Stock”), of Cvent, Inc., a Delaware corporation (the “Company”), outstanding as of November 8, 2013, based on information reported by the Company in its Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 12, 2013. Insight Holdings Group, LLC (“Insight Holdings”) is the sole shareholder of Insight Venture Associates VII, Ltd. (“IVA Ltd”), which in turn is the general partner of Insight Venture Associates VII, L.P. (“IVP LP”), which in turn is the general partner of each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and Insight Venture Partners (Delaware) VII, L.P. (collectively, the “Insight VII Funds”). The amount of shares listed as owned by each of the Insight Funds may be deemed to be beneficially owned by Insight Holdings, IVA Ltd. and IVP LP. The foregoing is not an admission by IVP LP, IVA Ltd, or Insight Holdings that it (i) is the beneficial owner of the shares held by the Insight VII Funds, or (ii) has a pecuniary interest in the shares held by the Insight VII Funds except to the extent of its economic interest in such shares.

Item 1(a).  Name Of Issuer.   Cvent, Inc. (the “Company”)

Item 1(b).  Address of Issuer’s Principal Executive Offices.

8180 Greensboro Drive
9th Floor
McLean, Virginia 22102

Item 2(a).  Name of Person Filing.

This report on Schedule 13G (this “Schedule 13G”), is being jointly filed by (i) Insight Venture Partners VII, L.P. (“IVP VII”), a Cayman Islands exempted limited partnership that, as of December 31, 2013, was the holder of 5,705,024 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company reported on this Schedule 13G, (ii) Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”), a Cayman Islands exempted limited partnership that, as of December 31, 2013, was the holder of 2,511,472 shares of Common Stock of the Company reported on this Schedule 13G, (iii) Insight Venture Partners VII (Co-Investors), L.P. (“IVP VII Co-Investors”), a Cayman Islands exempted limited partnership that, as of December 31, 2013, was the holder of 132,047 shares of Common Stock of the Company reported on this Schedule 13G, (iv) Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII,” and together with IVP VII, IVP Cayman VII and IVP VII Co-Investors, the “Insight VII Funds”), a Delaware limited partnership that, as of December 31, 2013, was the holder of 360,860 shares of Common Stock of the Company reported on this Schedule 13G, (v) Insight Venture Associates VII, L.P. (“IVP LP”), a Cayman Islands exempted limited partnership and the general partner of each of the Insight VII Funds, (vi) Insight Venture Associates VII, Ltd. (“IVA Ltd”), a Cayman Islands exempted company and the general partner of IVP LP and (vii) Insight Holdings Group, LLC, a Delaware limited liability company and the sole shareholder of IVA Ltd (“Insight Holdings,” and together with the Insight VII Funds, IVP LP and IVA Ltd, the “Reporting Persons”).

Insight Holdings is the sole shareholder of IVA Ltd, which in turn is the general partner of IVP LP, which in turn is the general partner of each of the Insight VII Funds.  The amount of shares listed as owned by each of the Insight Funds may be deemed to be beneficially owned by Insight Holdings, IVA Ltd. and IVP LP. The foregoing is not an admission by IVP LP, IVA Ltd, or Insight Holdings that it (i) is the beneficial owner of the shares held by the Insight VII Funds, or (ii) has a pecuniary interest in the shares held by the Insight VII Funds except to the extent of its economic interest in such shares.

As of December 31, 2013, (i) IVP VII held 5,705,024 shares of Common Stock, which constitute 14.2% of the shares of Common Stock deemed to be outstanding as of that date, (ii) IVP Cayman VII held 2,511,472 shares of Common Stock, which constitute 6.2% of the shares of Common Stock deemed to be outstanding as of that date, (iii) IVP VII Co-Investors held 132,047 shares of Common Stock, which constitute 0.3% of the shares of Common Stock deemed to be outstanding as of that date and (iv)  IVP Delaware VII held 360,860 shares of Common Stock, which constitute 0.9% of the shares of Common Stock deemed to be outstanding as of that date.

Item 2(b).  Address of Principal Business Office or, if None, Residence.

The address for the Reporting Persons (other than for IVP Delaware VII and Insight Holdings) is: P.O. Box 309 Ugland House, Grand Cayman E9 KY1-1104.  The address for IVP Delaware VII and Insight Holdings is: 680 Fifth Avenue, 8th Floor, New York, New York 10019.

Item 2(c).  Citizenship.

IVP VII, IVP Cayman VII, IVP VII Co-Investors, IVP LP, and IVA Ltd are organized under the laws of the Cayman Islands.  IVP Delaware VII and Insight Holdings are organized under the laws of Delaware.

Item 2(d).  Title of Class of Securities.

Common Stock, $0.001 par value per share.

Item 2(e).  CUSIP No.

23247G109

Item 3.  If This Statement Is Filed Pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the Person Filing is a:

Not Applicable.

Item 4. Ownership.

(a)	Amount Beneficially Owned:

	Insight Venture Partners VII, L.P.	5,705,024*
	Insight Venture Partners (Cayman) VII, L.P.	2,511,472*
	Insight Venture Partners VII (Co-Investors), L.P.	132,047*
	Insight Venture Partners (Delaware) VII, L.P.	360,860*
	Insight Venture Assoicates VII, L.P.	8,709,403*
	Insight Venture Associates VII, Ltd.	8,709,403*
	Insight Holdings Group, LLC	8,709,403*

(b)	Percent of Class:

	Insight Venture Partners VII, L.P.	14.2%*
	Insight Venture Partners (Cayman) VII, L.P.	6.2%*
	Insight Venture Partners VII (Co-Investors), L.P.	0.3%*
	Insight Venture Partners (Delaware) VII, L.P.	0.9%*
	Insight Venture Assoicates VII, L.P.	21.7%*
	Insight Venture Associates VII, Ltd.	21.7%*
	Insight Holdings Group, LLC	21.7%*

(c)	Number of Shares as to which the person has:

	(i) sole power to vote or to direct the vote:

	Insight Venture Partners VII, L.P.	5,705,024*
	Insight Venture Partners (Cayman) VII, L.P.	2,511,472*
	Insight Venture Partners VII (Co-Investors), L.P.	132,047*
	Insight Venture Partners (Delaware) VII, L.P.	360,860*
	Insight Venture Assoicates VII, L.P.	0
	Insight Venture Associates VII, Ltd.	0
	Insight Holdings Group, LLC	0

	(ii) shared power to vote or to direct the vote:

	Insight Venture Partners VII, L.P.	0
	Insight Venture Partners (Cayman) VII, L.P.	0
	Insight Venture Partners VII (Co-Investors), L.P.	0
	Insight Venture Partners (Delaware) VII, L.P.	0
	Insight Venture Assoicates VII, L.P.	8,709,403*
	Insight Venture Associates VII, Ltd.	8,709,403*
	Insight Holdings Group, LLC	8,709,403*

	(iii) sole power to dispose or to direct the disposition of:

	Insight Venture Partners VII, L.P.	5,705,024*
	Insight Venture Partners (Cayman) VII, L.P.	2,511,472*
	Insight Venture Partners VII (Co-Investors), L.P.	132,047*
	Insight Venture Partners (Delaware) VII, L.P.	360,860*
	Insight Venture Assoicates VII, L.P.	0
	Insight Venture Associates VII, Ltd.	0
	Insight Holdings Group, LLC	0

	(iv) shared power to dispose or to direct the disposition of:

	Insight Venture Partners VII, L.P.	0
	Insight Venture Partners (Cayman) VII, L.P.	0
	Insight Venture Partners VII (Co-Investors), L.P.	0
	Insight Venture Partners (Delaware) VII, L.P.	0
	Insight Venture Assoicates VII, L.P.	8,709,403*
	Insight Venture Associates VII, Ltd.	8,709,403*
	Insight Holdings Group, LLC	8,709,403*

_________________________________________________________________

* This report on Schedule 13G (this “Schedule 13G”), is being jointly filed by (i) Insight Venture Partners VII, L.P. (“IVP VII”), a Cayman Islands exempted limited partnership that as of December 31, 2013, was the holder of 5,705,024 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company reported on this Schedule 13G, (ii) Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”), a Cayman Islands exempted limited partnership that, as of December 31, 2013, was the holder of 2,511,472 shares of Common Stock of the Company reported on this Schedule 13G, (iii) Insight Venture Partners VII (Co-Investors), L.P. (“IVP VII Co-Investors”), a Cayman Islands exempted limited partnership that, as of December 31, 2013, was the holder of 132,047 shares of Common Stock of the Company reported on this Schedule 13G, (iv) Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII,” and together with IVP VII, IVP Cayman VII and IVP VII Co-Investors, the “Insight VII Funds”), a Delaware limited partnership that, as of December 31, 2013, was the holder of 360,860 shares of Common Stock of the Company reported on this Schedule 13G, (v) Insight Venture Associates VII, L.P. (“IVP LP”), a Cayman Islands exempted limited partnership  and the general partner of each of the Insight VII Funds, (vi) Insight Venture Associates VII, Ltd. (“IVA Ltd”), a Cayman Islands exempted company and the general partner of IVP LP and (vii) Insight Holdings Group, LLC, a Delaware limited liability company and the sole shareholder of IVA Ltd (“Insight Holdings,” and together with the Insight VII Funds, IVP LP and IVA Ltd, the “Reporting Persons”).

Insight Holdings is the sole shareholder of IVA Ltd, which in turn is the general partner of IVP LP, which in turn is the general partner of each of the Insight VII Funds.  The amount of shares listed as owned by each of the Insight Funds may be deemed to be beneficially owned by Insight Holdings, IVA Ltd. and IVP LP. The foregoing is not an admission by IVP LP, IVA Ltd, or Insight Holdings that it (i) is the beneficial owner of the shares held by the Insight VII Funds, or (ii) has a pecuniary interest in the shares held by the Insight VII Funds except to the extent of its economic interest in such shares.

As of December 31, 2013, (i) IVP VII held 5,705,024 shares of Common Stock, which constitute 14.2% of the shares of Common Stock deemed to be outstanding as of that date, (ii) IVP Cayman VII held 2,511,472 shares of Common Stock, which constitute 6.2% of the shares of Common Stock deemed to be outstanding as of that date, (iii) IVP VII Co-Investors held 132,047 shares of Common Stock, which constitute 0.3% of the shares of Common Stock deemed to be outstanding as of that date and (iv)  IVP Delaware VII held 360,860 shares of Common Stock, which constitute 0.9% of the shares of Common Stock deemed to be outstanding as of that date.

The foregoing beneficial ownership percentages are based upon 40,206,768 shares of common stock, $0.001 par value per share (“Common Stock”), of Cvent, Inc., a Delaware corporation (the “Company”), outstanding as of November 8, 2013, based on information reported by the Company in its Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 12, 2013.

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The agreement among the Reporting Persons to file jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached hereto as Exhibit A. The Reporting Persons disclaim membership in a group and this report shall not be deemed an admission by any of the Reporting Persons that they are or may be members of a “group” for purposes of Rule 13d-5 or for any other purpose.

Item 9.  Notice of Dissolution of Group.

Not Applicable.

Item 10.  Certification.

Not Applicable.

SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2014

INSIGHT HOLDINGS GROUP, LLC

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member

INSIGHT VENTURE ASSOCIATES VII, LTD.

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Vice President

INSIGHT VENTURE ASSOCIATES VII, L.P.
By:	Insight Venture Associates VII, Ltd.,
its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Vice President

INSIGHT VENTURE PARTNERS VII, L.P.
By:	Insight Venture Associates VII, L.P.,
its general partner
By:	Insight Venture Associates VII, Ltd.,
its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Vice President

INSIGHT VENTURE PARTNERS (CAYMAN) VII, L.P.
By:	Insight Venture Associates VII, L.P.,
its general partner
By:	Insight Venture Associates VII, Ltd.,
its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Vice President

INSIGHT VENTURE PARTNERS VII (CO-INVESTORS), L.P.
By:	Insight Venture Associates VII, L.P.,
its general partner
By:	Insight Venture Associates VII, Ltd.,
its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Vice President

INSIGHT VENTURE PARTNERS (DELAWARE) VII, L.P.
By:	Insight Venture Associates VII, L.P.,
its general partner
By:	Insight Venture Associates VII, Ltd.,
its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Vice President

Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

Exhibit A

    In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Cvent, Inc., and further agree that this Joint Filing Agreement be included as Exhibit A to such Schedule 13G.  In evidence thereof, the undersigned hereby execute this agreement this 12th day of February, 2014.

INSIGHT HOLDINGS GROUP, LLC

By:	/s/ Jeffrey Horing
Name: Jeffrey Horing
Title: Managing Member

INSIGHT VENTURE ASSOCIATES VII, LTD.

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Vice President

INSIGHT VENTURE ASSOCIATES VII, L.P.
By:	Insight Venture Associates VII, Ltd.,
its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Vice President

INSIGHT VENTURE PARTNERS VII, L.P.
By:	Insight Venture Associates VII, L.P.,
its general partner
By:	Insight Venture Associates VII, Ltd.,
its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Vice President

INSIGHT VENTURE PARTNERS (CAYMAN) VII, L.P.
By:	Insight Venture Associates VII, L.P.,
its general partner
By:	Insight Venture Associates VII, Ltd.,
its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Vice President

INSIGHT VENTURE PARTNERS VII (CO-INVESTORS), L.P.
By:	Insight Venture Associates VII, L.P.,
its general partner
By:	Insight Venture Associates VII, Ltd.,
its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Vice President

INSIGHT VENTURE PARTNERS (DELAWARE) VII, L.P.
By:	Insight Venture Associates VII, L.P.,
its general partner
By:	Insight Venture Associates VII, Ltd.,
its general partner

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Vice President